Exhibit 10.9 Supplemental Executive Retirement Agreement with Phillip S. Buddenbohm

ATLANTIC COAST BANK

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amended and Restated Atlantic Coast Bank Supplemental Executive Retirement Plan (the “Plan”) was originally established on November 1, 2002, and was amended and restated effective October 1, 2004, and most recently is amended and restated by this document, effective January 1, 2005, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the 2007 final regulations issued thereunder.

The purpose of the Plan is to provide supplemental retirement benefits to those members of senior management who have contributed significantly to the success and growth of Atlantic Coast Bank (the “Bank”) and its holding company, Atlantic Coast Federal Corporation (the “Company”) (and any successors thereto), and the Bank’s predecessor, Atlantic Coast Federal Credit Union, whose services are vital to its continued growth and success in the future and who are to be encouraged to remain a valuable part of our future success.

ARTICLE I

ELIGIBILITY AND VESTING

1.1 Eligibility. Each individual who is selected by the Plan Administrator shall be eligible to participate in the Plan. Such individuals are “Participants.” The Plan is intended to only be available to a select group of management or highly compensated employees, and as such, is intended to be a “top hat” plan that for purposes of the Employee Retirement Income Security Act of 1974, as amended.

1.2 Vesting. Participants shall be 100% vested in their benefits under this Plan upon completion of one hundred and twenty (120) full months of service as a full-time employee of the Bank on or after November 1, 2002, whether continuous or otherwise. Except as provided in Section 2.4(b) or unless the Plan Administrator accelerates vesting, which is entirely in the sole discretion of the Plan Administrator, until completing such service requirement, Participants are 0% vested in benefits under the Plan. Notwithstanding the preceding provisions, any Participant who resigns at the request of, or is removed from service by, the Office of Thrift Supervision, Federal Deposit Insurance Corporation or any other regulatory authority for the Bank, shall be ineligible to participate and shall forfeit any benefits under this Plan.

ARTICLE II

BENEFITS

2.1 Normal Retirement.

(a) Upon Separation from Service (as defined below) at or after age sixty-five (65) (“Normal Retirement Age”), the Bank shall pay the Participant a “Normal Retirement Benefit” of twenty thousand dollars ($20,000) per year, payable annually, commencing on January 1st of the year following Separation from Service and on each anniversary thereafter for a period of twenty (20) years (the “Benefit Period”). Notwithstanding the preceding sentence, to the extent a Participant is a “Specified Employee” (as defined below), solely to the extent necessary to avoid penalties under Code Section 409A, payment shall be delayed until the first day of the seventh month following the Participant’s Separation from Service.

(b) “Separation from Service” means the Participant’s retirement or termination of employment with the Bank. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant has provided services for the Bank). The determination of whether a Participant has a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

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(c) “Specified Employee” means an employee of the Bank or Company who is also a “key employee” as such term is defined in Code Section 416(i), without regard to Paragraph 5 thereof, but only if the Bank or the Company (or any successors) is a publicly traded company.

2.2 Early Retirement.

(a) Upon Separation from Service on or after age fifty-five (55) (“Early Retirement Age”), but before Normal Retirement Age, each Participant shall receive an “Early Retirement Benefit” instead of a Normal Retirement Benefit. In order to determine the amount of the Early Retirement Benefit, for each year that the Participant’s Early Retirement Age is less than the Normal Retirement Age, the Normal Retirement Benefit shall be reduced by one thousand dollars ($1,000) per year. For purposes of calculating the Early Retirement Benefit, the Participant’s age shall be determined at the end of the calendar year preceding the year in which Early Retirement Benefits will begin. For example, a Participant who Separates from Service at age sixty (60) would receive fifteen thousand dollars ($15,000) per year for twenty (20) years commencing January 1st in the year following the calendar year in which the Participant’s Separation from Service occurred.

(b) Early Retirement Benefits shall be payable annually, commencing on January 1st of the year following the Participant’s Separation from Service and on each anniversary thereafter for a period of twenty (20) years (the “Benefit Period”). Notwithstanding the preceding sentence, to the extent a Participant is a Specified Employee, solely to the extent necessary to avoid penalties under Code Section 409A, payment shall be delayed until the first day of the seventh month following the Participant’s Separation from Service.

2.3 Death During Benefit Period. If the Participant dies within the Normal Retirement or Early Retirement Benefit Period, the remaining annual payments due the Participant shall continue be paid to the Participant’s “Beneficiary” (as defined below) in the same time and form as payments were being made to the Participant.

“Beneficiary” means the person(s) designated by the Participant on the form set forth at Appendix A to receive any death benefits hereunder. If the Participant has not designated a Beneficiary, the Participant’s spouse shall be the Beneficiary. In the absence of any surviving Beneficiary or spouse, the benefits shall be paid to the Participant’s estate.

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2.4 Death Before Separation from Service

(a) Death After Vesting. In the event the Participant is fully vested in his or her benefits hereunder and dies prior to Separation from Service but before beginning to receive an Early Retirement Benefit or Normal Retirement Benefit, the Bank agrees to pay to the Participant’s Beneficiary the Normal Retirement Benefit that the Participant would have otherwise received as if he or she had attained Normal Retirement Age at his or her death, with such payments commencing on the January 1st of the first year after the Participant’s death.

(b) Death Before Vesting. In the event a Participant dies prior to Separation from Service and such Participant has attained at least sixty (60) full months of service (whether continuous or otherwise), then the amount of the annual benefits payable to the Participant’s Beneficiary shall be equal to the product of twenty thousand dollars ($20,000) multiplied by a fraction, the denominator of which is one-hundred and twenty (120) and the numerator of which is the number of full months of service performed by the Participant. Such benefits shall be paid in equal annual installments for twenty (20) years, on January 1st of each year, beginning with the January 1 following the Participant’s date of death.

2.5 Unforeseeable Emergency.

(a) Upon an “Unforeseeable Emergency” (as defined below), (i) a Participant who is vested in his or her benefit hereunder but has not yet begun to receive payments; (ii) a Participant who is receiving either Early or Normal Retirement Benefits; or (iii) a Beneficiary who is receiving death benefits hereunder, may request a lump sum payment in an amount necessary (but not exceeding the present value of the remaining benefits) to meet the Unforeseeable Emergency, including an amount necessary to pay any taxes due as a result of such lump sum payment from the Plan. The present value shall be equal to the amount accrued by the Bank in accordance with generally accepted accounting principles.

(b) “Unforeseeable Emergency” means a severe financial hardship to the Participant or Beneficiary resulting from (i) an illness or accident of the Participant or Beneficiary, his or her spouse, or dependent (as defined in Code Section 152(a)); (ii) loss of the Participant’s or Beneficiary’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The term “Unforeseeable Emergency” shall be construed consistent with Code Section 409A and the final regulations and other guidance issued thereunder.

2.6 Tax Withholding. All benefits paid under this Plan shall be subject to withholding in accordance with federal and state law.

ARTICLE III

ADMINISTRATION; CLAIMS PROCEDURES

3.1 Plan Administrator. The Board of Directors of the Bank (the “Board”) is hereby designated the Plan Administrator.

3.2 Powers of Plan Administrator. As Plan Administrator, the Board shall be responsible for the management, control, interpretation and administration of this Plan and may allocate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of any ministerial duties to qualified individuals. All decisions of the Plan Administrator shall be final and binding on all persons.

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3.3 Claims Procedures. Claims for benefits hereunder shall be submitted to the President of the Bank, as agent for the Plan Administrator. In the event a claim for benefits is wholly or partially denied under this Plan, the Participant or any other person claiming benefits under this Plan (a “Claimant”), shall be given notice of the denial in writing within thirty (30) calendar days after the Plan Administrator’s receipt of the claim. The Plan Administrator may extend this period for an additional thirty (30) calendar days. Any denial must specifically set forth the reasons for the denial and any additional information necessary to perfect the claim for benefits. The Claimant shall have the right to seek a review of the denial by filing a written request with the Plan Administrator within sixty (60) calendar days after receipt of the initial denial. Such request may be supported by such documentation and evidence deemed relevant by the Claimant. Following receipt of this information, the Plan Administrator shall make a final determination and notify the Claimant within sixty (60) calendar days of the Plan Administrator’s receipt of the request for review together with the specific reasons for the decision.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1 Amendments. The Board may amend this Plan any time, but no such amendment shall affect the rights of, or reduce the benefits to, any Participant without their written consent.

4.2 Termination. The Board may completely terminate the Plan. Subject to the requirements of Code Section 409A, in the event of complete termination with respect to such benefits, the Plan shall cease to operate and the Bank shall pay out to each Participant his or her account as if that Participant had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan within the 30 days preceding a “Change in Control” (as defined in Code Section 409A and the regulations thereunder), but not following a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c) The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Final Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Final Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

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(d) The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

ARTICLE V

UNFUNDED ARRANGEMENT

5.1 Unsecured General Creditors. The Participant and Beneficiaries are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The benefits payable under this Plan are payable from the general assets of the Bank and no special fund or arrangement is intended to be established hereby nor shall the Bank be required to earmark, place in trust or otherwise segregate assets with respect to this Plan or any benefits hereunder.

5.2 Rabbi Trust. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank. Under no circumstances shall a Participant serve as trustee or co-trustee of any trust established by the Bank pursuant to this Plan.

ARTICLE VI

MISCELLANEOUS

6.1 No Employment Contract. This Plan does not constitute a contract of employment for any Participant, nor shall any provision of this Plan be construed as giving the Participant the right to continued service as an employee of the Bank.

6.2 Binding Effect. This Plan shall be binding upon the Bank, the Company and their successors and assigns, and upon the Participants and the Beneficiaries and legal representatives of the Participant.

6.3 No Assignment. Neither the Participant nor any Beneficiary or personal representative of the Participant can assign any of the rights to benefits under this Plan. Any attempt to anticipate, sell, transfer, assign, pledge, encumber or change the Participant’s right to receive benefits shall be void. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.

6.4 Choice of Law. This Plan shall be construed under and governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

6.5 Payment to Guardians. If a Participant’s benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Plan Administrator and the Bank from all liability with respect to such benefit.

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IN WITNESS WHEREOF, and the Bank has caused this amended and restated Plan to be executed by its duly authorized officer.

ATLANTIC COAST BANK

October 30, 2008	By:	/s/ Robert J. Larison, Jr.
Date		Robert J. Larison, Jr. President and
Chief Executive Officer

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